CounterPath Announces Restructuring

Expects to reduce costs and operating expenses

by $4 million per year

VANCOUVER, CANADA – October 16, 2008 – CounterPath Corporation (TSX-V: CCV; OTCBB: CPAH), a leading provider of desktop and mobile VoIP software products and solutions, today announced a restructuring as part of an overall initiative to reduce costs. As a result of the restructuring, the company expects to reduce costs and operating expenses by approximately $4 million per year. The restructuring includes a reduction in 32% of headcount (approximately 45 employees and contractors) as well as other operational changes that are being implemented to increase the overall efficiency of the company’s operations.

CounterPath President and CEO Donovan Jones said, “This restructuring, while difficult, is primarily the result of integrating our acquisitions. We are also being prudent and managing our cash resources in light of the current business climate.  We made three acquisitions over the past year to expand our solution portfolio beyond our award winning desktop softphone. We added enterprise capabilities in both fixed and mobile communications, as well as adding a mobile operator’s solution to turn the Internet into a global open roaming network. Our business prospects are solid and our premise of unifying desktop and mobile communications is beginning to take hold with customers as our software decreases costs and increases productivity for users.”

“The changes we are announcing today will ensure that CounterPath will streamline operating activities in line with profitability expectations and continue delivering on our strategy,” added Jones.

The company expects total annualized cost and operating expense savings to be approximately $5.5 million as a result of headcount reductions effected since August 1, 2008, including the $4 million as a result of the current restructuring. The majority of the headcount reductions are in the research and development area as a number of the company’s acquired solutions have been integrated and are ready for market. The company expects severance costs as a result of headcount reductions in the current second fiscal quarter to be approximately $1.1 million, initially offsetting some of the expected savings from the restructuring’s implementation.

About CounterPath

CounterPath Corporation is a leading provider of innovative desktop and mobile VoIP software products and solutions. The company’s product suite includes SIP-based softphones, server applications and Fixed Mobile Convergence (FMC) solutions that enable service providers, enterprises and Original Equipment Manufacturers (OEM) to cost-effectively integrate voice,

CounterPath Announces Restructuring

video, presence and Instant Messaging (IM) applications into their VoIP offerings and extend functionality across both fixed and mobile networks.

CounterPath’s customers include some of the world's largest telecommunications service providers and network equipment providers including AT&T, Verizon, BT (British Telecommunications PLC), Deutsche Telekom, Cisco Systems, Mitel and Nortel.

Visit www.counterpath.com.

Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

It is important to note that actual outcomes and the company’s actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) the impact of the restructuring on the business of CounterPath, (2) the failure to realize anticipated savings resulting from the restructuring or other unanticipated costs of the restructuring, (3) the company’s ability to remain competitive as other parties develop and release competitive products, (4) the company’s ability to retain the employees necessary to continue research and development of current and new products, (5) the success by the company of the sales of its current and new products, (6) the impact of competitive products on the sales of the company’s products, (7) the impact of technology changes on the company’s products and on the VoIP industry, (8) the compatibility of the company’s products with new computer operating systems, (9) the rate of adoption by service providers and the general public of VoIP as a replacement for regular and cellular phone service, (10) general economic conditions as they affect CounterPath and its prospective customers, (11) the ability of the company to control costs operating, general administrative and other expenses, and (12) insufficient investor interest in the company’s securities which may impact on the company’s ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in the company’s quarterly reports on Form 10-QSB and Form 10-Q, annual reports on Form 10-KSB and the company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission.

Disclaimer: The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

Contact:

David Karp

Chief Financial Officer

CounterPath Corporation

+1.604.320.3344 ext 1114

ir@counterpath.com

CW2116968.1